EX-99

                               PROMISSORY NOTE


$5,276,500                                                    February 3, 1998
                                                              Cincinnati, Ohio


     On or before February 3, 2008, for value received, the undersigned hereby promises to pay to the order of Benjamin Gettler the principal sum of Five Million Two Hundred Seventy Six Thousand Five Hundred ($5,276,500) Dollars with interest at the rate of Six Percent (6.0%) per annum on the unpaid balance. Interest shall be paid at least annually. Principal shall be payable at least as rapidly as in ten (10) annual installments of Five Hundred Thousand Dollars ($500,000) each beginning February 28, 1999 and payable on the 28th day of each year thereafter until February 3, 2008 when the remaining principal and any unpaid interest on this note shall be paid-in-full. This note may be prepaid in whole or in part at any time without penalty.
     This note shall be secured by a pledge of Two Hundred Thirty Thousand (230,000) shares of voting common stock of Vulcan International Corporation, a Delaware corporation, issued to Deliaan A. Gettler, Trustee of the Gettler Family Special 1997 Trust dated December 19, 1997. In the event of default in the payment of principal or interest on this note when due, the holder of this note may, at its option, without notice, declare the principal of this note and the interest accrued thereon to be immediately due and payable and may proceed to enforce the collection thereof by suit at law or equity and proceeding to obtain the above-referenced shares of stock of Vulcan International Corporation. Waiver of any default shall not be deemed a waiver of any other default or impair the holder's rights arising out of default.
     Presentment, protest and notice are hereby waived.




                                       ---------------------------------------
                                       Deliaan A. Gettler, Trustee of the
                                       Gettler Family Special 1997 Trust dated
                                       December 19, 1997

DUE: February 3, 2008